Rule 10f-3 Transaction Form
Acquisition of Securities During Affiliated Underwritings


Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
Master Total Return Portfolio of Master Bond LLC (MF-BOND)
BlackRock Strategic Income Opportunities Portfolio (BR-SIP)


The Offering
Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
11-25-13

Security Type:
BND/CORP

Issuer
PROLOGIS LP (2022)

Selling
Underwriter
DEUTSCHE BANK AG

Affiliated
Underwriter(s)
[X] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Deutsche Bank AG, London Branch, J.P.
Morgan Securities plc, Merrill Lynch
International, The Royal Bank of Scotland plc, Citigroup Global Markets Limited,
Credit Suisse Securities (Europe) Limited,
Goldman, Sachs & Co., Morgan Stanley & Co.
International plc, SMBC Nikko Capital
Markets Limited, Wells Fargo Securities,
LLC, Mitsubishi UFJ Securities
International plc, PNC Capital Markets
LLC, Scotiabank Europe plc,U.S. Bancorp
Investments, Inc., Banco Bilbao Vizcaya
Argentaria,S.A., Credit Agricole Corporate and Investment., HSBC Bank plc, ING Bank
NV, Belgian Branch, The Williams Capital
Group, L.P.


Transaction Details

Date of Purchase
11-25-13

Purchase
Price/Share
(per share / %
of par)
99.48

Total
Commission,
Spread or
Profit
0.40%

1.	Aggregate Principal Amount Purchased
(a+b)
81,570,000
a.    US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
395,000
b.    Other BlackRock Clients
81,175,000

2.	Aggregate Principal Amount of
Offering
700,000,000
Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government
Securities)
0.116529


Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction
types (see Definitions):
[ ] U.S. Registered Public Offering   [Issuer must have 3
years of continuous operations]
[ ] Eligible Rule 144A Offering   [Issuer must have 3 years
of continuous operations]
[ ] Eligible Municipal Securities   [Issuer must have 3
years of continuous operations]
[X] Eligible Foreign Offering   [Issuer must have 3 years
of continuous operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)
[X] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[X] YES
[ ] NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[X] YES
[ ] NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by:
Steven DeLaura
Date:12-09-2013

Global Syndicate Team
Member




Approved by:
Betsy Mathews
Date:12-09-2013

Global Syndicate Team
Member